ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated February 2, 2007

Buffered Underlying Securities (BUyS) linked to: The Nikkei-225 Stock AverageSM 115% Participation, 20% Protection, 3 Years Indicative Terms and Conditions – Feb. 2, 2007

Summary Terms of Note

Security Codes	:	■ CUSIP: 2515A0 AS 2 ■ ISIN: US2515A0AS24
Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa3)
Selling Concession	:	2.50% during the offering period
Denomination	:	$1,000 per Note (min. investment $1,000)
Index	:	The Nikkei-225 Stock AverageSM (Bloomberg: NKY <Index>)
Initial Level	:	Official closing level of the Index on the Initial Valuation Date
Final Level	:	Official closing level of the Index on the Final Valuation Date
Participation	:	115.00%
Buffer Level	:	80.00% of the Initial Level (1st 20% drop is fully protected)
Payment at Maturity	:

The Note holder will receive at maturity for each Note:

• If the Final Level ≥ Initial Level:

o $1,000 * ((Final Level / Initial Level) * Participation)

• If the Final Level ≥ Buffer Level, but < Initial Level:

o $1,000

• If the Final Level < Buffer Level

o ($1,000 * (Final Level / Initial Level)) + $200.00

Listing	:	Unlisted – Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com
Business Days	:	London, New York (following business day convention)
Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.
Calculation Agent	:	Deutsche Bank AG, London Branch
Governing Law	:	New York

Relevant Dates

Offering Period	:	February 5th, 2007 – February 23rd, 2007 @ 2:00pm EST
Initial Valuation Date	:	February 26th, 2007 (Set 1 Business Day after End of Offering Period due to time difference)
Initial Settlement Date	:	February 28th, 2007 (2 Business Days after the Initial Valuation Date)
Final Valuation Date	:	February 26th, 2010
Maturity / Final Settlement Date	:	March 3rd, 2010 (3 Business Days after the Final Valuation Date), (3 Years)

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 21J, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 21J and this product snapshot if you so request by calling toll-free 1-800-311-4409. The Nikkei-225 Stock Average (“Index”) is an intellectual property of Nikkei Inc. (known as Nihon Keizai Shimbun, Inc. prior to January 1, 2007). “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index.

Product Snapshot Buffered Underlying Securities (BUyS) Indicative Terms and Conditions – Feb. 2, 2007

Sample Structure:

• Index:	The Nikkei-225 Stock AverageSM
• Maturity:	March 3, 2010 (3 years)
• Index Participation:	115% upside participation
• Buffer:	80.00% of the Initial Level (1st 20% drop is fully protected)
• Downside Risk:	1-for-1 downside exposure + 20.00% Buffer

Positioning:

•	Index alternative that facilitates a moderately bullish view on the Index.
•	Investors will have 115% uncapped upside participation in the Index.
•	Investors will out-perform the Index at maturity by 20.00% if the Index declines below 20% of the Initial Level.

Upside Scenario:

•	The Index appreciates and investors receive 115% of the return of the Index. There is no cap on the potential payment at maturity.

Downside Scenario:

•	If the Index declines by more than 20% below the Initial Level, investors will lose 1% for every 1% decline beyond 20%. Maximum loss is equal to 80%.

Risk Considerations:

•	Because the notes are not principal protected, and the return to investors is based on the performance of the Index, investors may lose up to 80% of their initial investment.
•	The payment at maturity is linked to the performance of the Index, which may be positive or negative.
•	The notes do not pay dividends.
•	Credit risk – 100% loss possible in the event of an issuer default.

Investing in alternative investments may not be suitable for all investors and involves special risks, such as risks associated with leveraging the investment, potential adverse market forces, regulatory changes and potential illiquidity. There is no assurance that the investment objectives described herein will be attained.

Hypothetical Scenario Analysis at Maturity:

•      The hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and other earnings, advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical scenarios are neither indicators nor guarantees of future Index performance. Actual results will vary, perhaps materially, from the hypothetical analysis.